24(b)(4.5)

ING Life Insurance and Annuity Company

Code Section 408(b) "IRA" Endorsement

This Endorsement is part of the Contract to which it is attached. The purpose of this Endorsement is to amend the
Contract to meet the qualification requirements for an Individual Retirement Annuity under Code Section 408(b). The following provisions amend the terms of the Contract, and the terms of the Endorsement shall prevail in case of a conflict with the terms of the Contract.

For purposes of this Endorsement, "Deposit" shall refer to either the term "Deposit" or "Contribution" as used in the
Contract to which this Endorsement is attached.

1.	Exclusive Benefit

The Contract is established for the exclusive benefit of you or your Beneficiary(ies). Joint Contract Owners are not permitted under this Contract.

2.	Annuitant

You are the Annuitant. You may not change the Annuitant.

3.	Deposit Limits

(a) Except in the case of a rollover (as permitted by Internal Revenue Code Sections 402(c), 402(e)(6),
403(a)(4), 403 (b)(8), 403 (b)(10), 408(d)(3) and 457(e)(16) or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Code Section 408(k), no Deposits will be accepted unless they are in cash, and the total of such Deposits shall not exceed:

$4,000 for any taxable year in 2006 through 2007; and
$5,000 for any taxable year beginning in 2008 and years thereafter.

After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code
Section 219(b)(5)(c). Such adjustments will be in multiples of $500.

We will maintain source records for the crediting of IRA contributions.

Notwithstanding the Deposit Limits described in this section, Deposits must meet the Minimum Total Deposit provision described in the Contract.

Deposits that exceed the limitations may either be refunded to the Contract Owner or applied to the following calendar year's Deposit, as permitted by the Code and the Contract including, but not limited to, Section 3.01.
The Company assumes no responsibility for tax consequences that may result from excess contributions that are not refunded to the Contract Owner.

Rollover contributions may include amounts attributable to pre-tax or post-tax contributions, or both. The
Contract shall not account for pre-tax and post-tax contributions separately.

(b) In the case of an individual who is 50 years old or older, the annual cash contribution limit is increased by:

$1,000 for any taxable year beginning in 2006 and years thereafter.

(c) No Deposits will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code
Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE IRA plan.

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4.	Required Minimum Distributions

	(a)	Notwithstanding any provision of this Contract to the contrary, the distribution of your interest in the IRA shall be made in accordance with the requirements of Code Section 401(a)(9), as amended, and the regulations thereunder, the provisions of which are herein incorporated by reference. Unless you apply the Contract
Value to the Annuity Option or you elect to take a lump sum payment or you elect a Systematic Distribution
Option, the distribution of your interest in the IRA must satisfy the required minimum distribution rules below.

	(b)	Required Minimum Distributions to You. The entire Current Value in the contract must be distributed, or begin to be distributed, by your required beginning date, which is April 1 following the calendar year in which you turn age 70 1/2. For each succeeding year, a distribution must be made on or before December 31. By the required beginning date, you may elect to have the balance under the Contract distributed in one of the following forms according to the terms of the Contract:

(1) a lump sum payment;

(2) equal or substantially equal payments over your life;

(3) equal or substantially equal payments over the lives of you and your designated Beneficiary;

(4) equal or substantially equal payments over a specified period that may not be longer than your life expectancy;

(5) equal or substantially equal payments over a specified period that may not be longer than the joint life and last survivor expectancy of you and your designated Beneficiary.

5.	Distributions Upon Death (When Death Occurs Before Annuity Payments Start)

	(a)	Death On or After Required Distributions Commence. If you die on or after required distributions commence, the remaining portion of your interest will continue to be distributed under the distribution option chosen.

	(b)	Death Before Required Distributions Commence. If you die before required distributions commence, your entire interest will be distributed at least as rapidly as follows:

(i) If the designated beneficiary is someone other than your surviving spouse, the entire interest must be distributed, starting by the end of the calendar year following the calendar year of your death in equal or substantially equal payments, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of your death, or, if elected, in accordance with paragraph (b)(iii) below.

(ii) If your sole designated beneficiary is your surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70 1/2, if later), over such spouse's life, or, if elected, in accordance with paragraph (b)(iii) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (b)(iii) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

(iii) If there is no designated beneficiary, or if applicable by operation of paragraph (b)(i) or (b)(ii) above, the entire interest must be distributed by the end of the calendar year containing the fifth anniversary of your death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (b)(ii) above).

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(iv) Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the
Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (b)(i) or (ii) and reduced by 1 for each subsequent year.

(c) The "interest" in the IRA includes the amount of any outstanding rollover, transfer and recharacterizations under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

(d) For purposes of paragraphs (a) and (b) above, required distributions are considered to commence on your required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(ii) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

(e) If the sole designated beneficiary is your surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required distributions as a beneficiary.

6.	If you or your Beneficiary(ies) do not request commencement of benefits as described above, we will not be responsible for compliance with the Code Section 401(a)(9) minimum distribution requirements and for any adverse tax consequences that may result.

7.	Multiple IRAs

You may satisfy the minimum distribution requirements described in this Endorsement by receiving a distribution from one IRA that is equal to the amount required to satisfy the minimum distribution requirements for two or more
IRAs.

8.	Nonforfeitable

The interest of the Contract Owner is nonforfeitable.

9.	Nontransferable

This Contract is nontransferable by the Contract Owner. You may not assign this Contract.

10.	Reports

We shall furnish annual calendar year reports concerning the status of the Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

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11. Annuity Options Table

When the underlying Contract is issued in connection with a SEP-IRA, the Annuity Options Table, as shown in the provision entitled Annuity Provisions, of the underlying Contract is replaced with the following table:

Adjusted Age of
Annuitant	Unisex

50	$ 3.22
51	3.29
52	3.37
53	3.44
54	3.53

55	3.61
56	3.70
57	3.80
58	3.90
59	4.01

60	4.13
61	4.25
62	4.38
63	4.52
64	4.67

65	4.83
66	5.00
67	5.18
68	5.37
69	5.58

70	5.80
71	6.04
72	6.30
73	6.58
74	6.88

75	7.20

The effective date of this Endorsement is the later of the effective Date of the Contract or the date it is attached to the
Contract.

/s/ Brian D. Comer

President
ING Life Insurance and Annuity Company

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